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                             JOINT VENTURE AGREEMENT

         This Joint Venture Agreement ("Agreement") is entered into as of the Effective Date (as defined below) by Ciphergen Biosystems, Inc., a California corporation located at 490 San Antonio Road, Palo Alto, California 94306, U.S.A. ("CBI") and Sumitomo Corporation, a Japanese corporation located at 1-2-2 Hitotsubashi Chiyoda-ku, Tokyo 100-8601, Japan ("SC"). Upon Closing (as defined below), JVC (as defined below) shall sign and become a Party (as defined below) to this Agreement. The Parties (as defined below) agree as follows:

1.       DEFINITIONS

         For the purpose of this Agreement, the following definitions shall apply:

         1.1 "AFFILIATE" means any entity which is controlled by CBI, SC or JVC. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority); provided, however, that in any country where the local law does not permit equity participation of at least 50%, then Affiliate will include any company in which CBI, SC or JVC owns or controls, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by law.

         1.2 "ANNUAL BUDGET" means an estimate of JVC's revenues and expenditures for a specified fiscal year prepared annually by the JVC and presented to JVC's Board on the first quarterly meeting of each fiscal year, submitted as a part of the Business Plan in Section 1.6.

         1.3 "ARTICLES" means the Japanese language version of the Articles of Incorporation of JVC attached in the English language as EXHIBIT A, and includes any amendments made under this Agreement and the Commercial Code of Japan.

         1.4 "BOARD" means the board of directors of JVC.

         1.5 "BOOK VALUE" means JVC's tangible net worth (tangible assets minus total liabilities) at the end of the specified accounting period as defined in Japan GAAP and disclosed in JVC's Financial Statements audited by JVC's public accountants.

         1.6 "BUSINESS PLAN" means a plan of JVC operations, management, financial and other business matters presented and approved by the Board on the first quarterly meeting of each fiscal year.

         1.7 "BUYOUT OPTION" means CBI's option to purchase JVC shares from SC as provided in Section 5.

         1.8 "CBI IPO" means initial underwritten public offering of CBI's equity securities on a national securities exchange or the Nasdaq National or Small Cap Markets.

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         1.9 "CHANGE IN CONTROL" with respect to a Party means (i) a merger of that Party with or into another Person, or a sale of all or substantially all of a Party's assets to another Person, if as a result of the merger or asset sale the holders of a majority of the Party's voting securities before the transaction hold less than a majority of the voting securities of the surviving entity, or (ii) the acquisition by a Person or a group acting in concert of a majority of a Party's voting securities.

         1.10 "CLOSING" is defined in Section 9.3.

         1.11 "DISTRIBUTION AND MARKETING AGREEMENT" means the Distribution and Marketing Agreement to be entered into by CBI and JVC attached in EXHIBIT B.

         1.12 "EFFECTIVE DATE" means the date on which CBI and SC have executed this Agreement.

         1.13 "FAIR MARKET VALUE" is defined in Section 10.8.

         1.14 "FINANCIAL STATEMENTS" is defined in Section 4.5(a).

         1.15 "HOLDER" means CBI or SC, as applicable. "HOLDERS" means CBI and SC.

         1.16 "JAPAN GAAP" means generally accepted accounting principles as applied in Japan.

         1.17 "JVC IPO" means initial underwritten public offering of JVC's Shares on a national securities exchange in the United States or Japan, the over-the-counter securities market in Japan, or the Nasdaq National or Small Cap Markets in the United States.

         1.18 "JVC" means the limited liability corporation (KABUSHIKI KAISHA) to be incorporated under the Commercial Code of Japan with the English language name "Ciphergen Biosystems K.K."

         1.19 "JVC INTEREST" means Shares held by the Holders.

         1.20 "OPTION SHARES" is defined in Section 5.1.

         1.21 "PARTY" or "PARTIES" means CBI, SC or JVC, as applicable.

         1.22 "PERSON" means a natural individual, partnership, firm, company, corporation, and any other form of business association.

         1.23 "PRO RATA SHARE" of a Holder means the percentage of JVC Interest that the Holder holds by virtue of those Shares owned by that Holder, after assuming conversion or exercise of any warrant, stock option and other securities of JVC.

         1.24 "REPRESENTATIVE DIRECTOR" is defined in Section 4.1(d).

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         1.25 "REPRESENTATIVE DIRECTOR AGREEMENT" means the Representative
Director Agreement to be entered into by the JVC and the Representative Director attached in EXHIBIT C.

         1.26 "SC INTEREST RATE" means rate of interest charged on Working Capital Loans from SC to JVC as provided in Section 2.4.

         1.27 "SHARE" or "SHARES" means shares of JVC Common Stock with a par value of Y50,000 per share, as specified in the Articles.

         1.28 "SHAREHOLDING RATIO" means the ratio of the number of a Holder's Shares to all outstanding Shares, after assuming conversion or exercise of any warrant, stock option and other equity securities of JVC.

         1.29 "U.S. GAAP" means the generally accepted accounting principles as applied in the United States.

         1.30 "WORKING CAPITAL LOAN" is defined in Section 2.4(a).

         1.31 "TERMINATING EVENT" means any event which gives a Holder the right to notify the other Holder of termination of this Agreement under
Section 10.

2.       JVC ORGANIZATION AND CAPITAL STRUCTURE

         2.1 INCORPORATION PROCEDURE AND DOCUMENTATION. SC shall be responsible for the incorporation of JVC and file the application for registration of incorporation as soon as practicable. SC, as the promoter, shall prepare all documents necessary to establish JVC as provided in this Agreement and to allow the Holders to subscribe for JVC's Shares pursuant to
Section 2.3. SC shall select a bank in Japan for the deposit of initial paid-in capital ("Deposit Bank"). The initial paid-in capital shall be sent to an account (BETSUDAN YOKIN) designated by the Deposit Bank, and the Deposit Bank shall issue a certificate of custody required for the registration of incorporation. Except as approved by CBI, SC shall deliver to CBI a complete and accurate English language translation of (i) the Articles,
(ii) the commercial registration of JVC as of a recent date, and (iii) all such incorporation, subscription and other documents required to be prepared in the Japanese language. All such documents not required to be prepared in the Japanese language shall be prepared and executed in the English language. Pursuant to Section 9.4(b), SC shall provide CBI with a reasonably itemized listing of the out-of-pocket costs SC incurred in incorporating JVC and causing its initial share issuances, which shall be reimbursed by the JVC within 30 days after the Closing.

         2.2 CAPITALIZATION. JVC shall have 10,000 authorized Shares.

         2.3 SUBSCRIPTION. At the incorporation of JVC, (i) 1,750 Shares shall be issued to SC at the issue price of Y50,000 per Share for an aggregate issue price of Y87,500,000, and at Closing, (ii) 750 Shares shall be issued to CBI at the issue price of Y50,000 per Share for an aggregate issue price of Y37,500,000. Documents for subscription of Shares shall be prepared in the names of the Holders, and JVC shall issue to SC and CBI certificates evidencing the Shares purchased.

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         2.4 SC WORKING CAPITAL LOANS TO JVC.

                  (a) LOAN TO JVC. SC shall arrange to lend JVC, from the Effective Date to the date that CBI exercises the Buyout Option ("Working Capital Loan Period"), all amounts reasonably required by JVC to fund JVC's operations in the manner described in the Business Plan, to the extent funds received in the initial stock issuance, plus cash generated by JVC operations are not sufficient ("Working Capital Loan"). JVC may draw the Working Capital Loan from an immediately available line of credit from an account designated by SC to JVC. SC shall advance the Working Capital Loan to JVC at any time during the Working Capital Loan Period ("Working Capital Advance") provided that JVC gives SC a 48 hour notice ("Working Capital Loan Notice") before the Working Capital Advance is to be made. JVC or CBI shall not have any additional obligation to SC or any other Person as a result of the Working Capital Loan.

                  (b) WORKING CAPITAL LOAN INTEREST. JVC shall pay interest on the unpaid aggregate principal amount of the outstanding Working Capital Loan advanced to JVC from the date of the Working Capital Advance until the next date on which SC makes another Working Capital Advance, at the rate applicable on the date of Working Capital Advance as SC notifies JVC in writing at that time ("SC Interest Rate") until the next date of Working Capital Advance. SC shall provide the JVC with a schedule of applicable interest rates and use its best efforts to provide the lowest interest rate. Payments on accrued Working Capital interest shall be made 10 days after the last day of each month during the Working Capital Loan Period. When SC makes available a subsequent Working Capital Advance, the interest rate for the aggregate principal amount plus accrued interest shall be the SC Interest Rate applicable on the date of that subsequent Working Capital Advance. The Working Capital interest shall be computed, for actual days elapsed, as if each full calendar year consisted of 360 days. The Working Capital Loan interest shall be limited by the Interest Rate Restriction Law (RISOKU SEIGENHO).

                  (c) WORKING CAPITAL LOAN TERMINATION. JVC shall pay SC any outstanding balance of the Working Capital Loan, plus continuing Working Capital Loan Interest (i) within 10 days after CBI's exercise of the Buyout Option, (ii) immediately upon JVC's bankruptcy, JVC ceasing to do business, JVC's dissolution or liquidation, or (iii) upon the termination of this Agreement following a Termination Event under Section 10.

                  (d) PREPAYMENTS. JVC shall have the right to prepay the Working Capital Loan ("Prepayments") amount at any time during the Working Capital Loan Period, in whole or in part, without premium or penalty. JVC shall give SC notice of each such Prepayment. All Prepayments shall be applied first to accrued and unpaid interest and then to the principal balance of the Working Capital Loan. Such Prepayments shall not affect the availability of the Working Capital Loan for the benefit of JVC.

                  (e) DISBURSEMENT. Each Working Capital Advance shall be disbursed to JVC after the Working Capital Loan Notice and added to the principal amount of the Working Capital Loan and interest shall accrue at the SC Interest Rate applicable on the disbursement date until the next disbursement date.

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                  (f) RECORDS. All Working Capital Loan Advances, interest on the Working Capital Loan, Prepayments of the principal amount of the Working Capital Loan, Working Capital Loan Payment, wire transfers and other related transactions shall be recorded and kept up to date by the JVC. JVC's failure to maintain such records shall not affect JVC's obligations to repay the Working Capital Loan.

                  (g) SECURITY INTEREST. The Working Capital Loan shall not be supported by any security interest or guaranty.

                  (h) DEFAULT AND ACCELERATION. If after CBI exercises the Buyout Option, (i) JVC fails to pay the principal of or interest on the Working Capital Loan when due, (ii) JVC files for bankruptcy proceedings,
(iii) JVC's creditors file for JVC's bankruptcy and the case has not been dismissed in 60 days, or (iv) JVC ceases to do business or liquidates, then the Working Capital Loan shall terminate and the entire unpaid balance of the principal of and interest on the Working Capital Loan shall immediately become due and payable upon written notice to JVC.

                  (j) FINANCING AFTER CBI EXERCISE OF BUYOUT OPTION. After CBI exercises the Buyout Option and until the JVC IPO, CBI shall use its best efforts to obtain financing for the JVC. If CBI is not able to obtain such financing, then until the JVC IPO, CBI shall provide JVC with Working Capital Loans on the best terms then available. JVC shall pay the outstanding balance of the post-CBI Buyout Working Capital Loan, plus the total Working Capital Loan Interest, upon (i) JVC IPO, or (ii) on demand by CBI to the extent that after payment of the post CBI-Buyout Working Capital Loan and Working Capital Loan Interest, JVC has sufficient working capital.

3.       JVC BUSINESS

         3.1 PURPOSE. The main purpose of the JVC shall be to distribute and market CBI's Systems and Consumables (as defined in Section 1 of the Distribution and Marketing Agreement as attached) in the life sciences research market in Japan as provided in the Distribution and Marketing Agreement.

         3.2 SC MARKETING SUPPORT. Until CBI exercises its Buyout Option, SC shall provide marketing support to JVC. In consideration for SC's marketing support, until CBI exercises its Buyout Option, JVC shall pay SC 20% of U.S. list price for CBI's Systems and Consumables purchased by JVC from CBI and sold to JVC customers in Japan within 10 days of the month end following payments from JVC customers to JVC.

         3.3 JVC INITIAL PUBLIC OFFERING IN JAPAN. Each Holder shall cause JVC to take all actions reasonably necessary to permit JVC to effect a JVC IPO, such as (i) conducting its business in accordance with applicable law and regulations, (ii) maintaining adequate records, (iii) obtaining an annual audit of JVC's Financial Statements in Section 4.5(b), (iv) other reasonably necessary actions. Each Holder shall cause JVC to not take any action reasonably expected to prevent or delay a JVC IPO, such as (i) not issuing any additional Shares and satisfying its financing needs through borrowing, and (ii) not entering into any merger transaction or sell or purchase any significant business so long as and to the extent that the rules of any Japanese national securities exchange or the Japanese OTC market prohibit stock issuances, merger transactions or the sale or purchase of any

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significant business during the period starting on the date one year prior to the end of the most recently concluded fiscal year of JVC and ending on the date of listing or OTC registration, (iii) other actions reasonably expected to prevent or delay a JVC IPO. However, this Section 3.3 does not require a Holder to take any action which it reasonably believes would be detrimental to JVC's or the Holder's business and does not constitute any representation or warranty by a Holder that a JVC IPO shall occur.

4.       MANAGEMENT OF JVC

         4.1 BOARD OF DIRECTORS.

                  (a) DIRECTOR POSITIONS BEFORE EXERCISE OF BUYOUT OPTION. The Board shall have three authorized positions. Until CBI exercises the Buyout Option, SC as Holder of majority Shares shall have the right to nominate two Board members (one of whom shall be JVC's President and Chief Executive Officer), and CBI as Holder of minority Shares shall have the right to nominate one Board member. Each Holder shall nominate to the Board only individuals who are active in JVC's field of business or related fields of business. Any vacancy on the Board shall be filled pursuant to the nomination procedure described in this Section 4.1(a). The (or one of the) CBI director(s) shall be Chairman of the Board.

                  (b) DIRECTOR POSITIONS AFTER EXERCISE OF BUYOUT OPTION. If CBI exercises the Buyout Option, SC shall immediately cause one of the SC nominees to resign from JVC's Board. After the Buyout Option, CBI as Holder of majority Shares shall have the ongoing right to nominate two Board members and SC as Holder of minority Shares shall have the ongoing right to nominate one Board member.

                  (c) REMOVAL. A Holder shall have the right to request removal of any director which such Holder is entitled to nominate at any time effective upon notice to JVC, the director to be removed and to the other Holder. SC and CBI shall vote all voting Shares held by them or as to which they have the right to direct the vote so as to elect the other Holder's nominees, remove directors for whom removal has been requested, and maintain the Board constituency described in this Section 4.1.

                  (d) REPRESENTATIVE DIRECTOR. The President and Chief Executive Officer of JVC and the (or one of the) director or directors designated by a Holder of minority Shares shall each be a Representative Director of JVC and each enter into the Representative Director Agreement in a form substantially similar to EXHIBIT C. If the individual designated by the Holder of minority Shares resigns as Representative Director or becomes unable to serve, another individual shall be designated to be a Representative Director.

                  (e) COMPENSATION AND EXPENSES. Directors of JVC shall serve without compensation unless the position of JVC director is his or her full-time occupation. No JVC director shall receive a retirement payment for his or her service in that position. Each Holder shall indemnify the other Holder and JVC against any other claim for compensation for service as a director of JVC made by a director nominated by that Holder. JVC shall reimburse reasonable travel costs of any director attending a Board meeting.

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                  (f) BOARD MEETINGS. Directors of JVC shall meet in Tokyo,
Japan and Palo Alto, California, alternatively, for quarterly Board meetings.

                  (g) BOARD QUORUM AND APPROVAL Without limiting the Articles, a quorum of the Board shall be deemed present at any duly noticed regular or special meeting if a majority of the directors including at least one director nominated by CBI and one director nominated by SC are present physically, and (to the extent permitted by the Japanese Commercial Code) present by telephone, video conference or otherwise. Without limiting the Articles, any action or determination by the Board shall require the affirmative vote of a majority of the Board members present at the meeting.

         4.2 OFFICERS.

                  (a) PRESIDENT AND CHIEF EXECUTIVE OFFICER OF JVC. The President shall be the Chief Executive Officer ("CEO") of JVC. Mr. Toru Umehara shall be JVC's Interim President and Interim Chief Executive Officer and shall work at least 50% for the JVC. SC shall assist CBI in searching for and recruiting a senior Japanese biotechnology industry executive to serve permanently as JVC's President and CEO. The Board shall elect as President and CEO the individual selected by SC and approved by CBI, which approval shall not be unreasonably withheld. Upon such election SC shall cause the Interim President and Interim CEO to resign as President and CEO and as a director unless SC wishes to nominate him as an SC director.

                  (b) VICE PRESIDENT. JVC's Vice President of Marketing and Sales shall be Mr. Tsuyoshi Karasawa. He shall work 100% for the JVC until a new President and CEO is elected by the Board. He shall work 75% for the JVC after the new President and CEO is appointed.

                  (c) OTHER OFFICERS Other officers of JVC and JVC's management reporting structure shall be determined by the Board.

         4.3 EMPLOYEE MATTERS.

                  (a) LOANED EMPLOYEES. If the Board and a Holder agree that a Holder or its Affiliate will loan an employee on a full- or part-time basis to JVC, then JVC shall reimburse the lender for the salary and benefits actually paid to such employee during the period loaned to JVC, pro-rated based on the percentage of time the employee works for JVC. JVC shall not bear any other costs of loaned employees.

                  (b) CONFIDENTIALITY. Each JVC employee, and any employee of another entity working for JVC but not a regular employee of JVC, shall each sign CBI's standard form confidentiality agreement providing for confidentiality of information or data disclosed by JVC or CBI and for ownership by CBI of inventions or original works of authorship created by such individuals.

         4.4 STATUTORY AUDITOR. Except as required by applicable law, JVC shall have one statutory auditor. CBI shall nominate the statutory auditor, subject to SC's approval, which shall not be unreasonably withheld.

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         4.5 FINANCIAL STATEMENTS AND ACCOUNTING RECORDS. JVC's financial year shall be January 1 through December 31 of every year. JVC's auditors shall be Price Waterhouse Coopers in Japan. JVC shall maintain its accounting records and prepare its Financial Statements (as defined below) in compliance with Japan GAAP. All Financial Statements provided to CBI shall be in English.

                  (a) UNAUDITED MONTHLY FINANCIAL STATEMENTS. JVC shall provide each Holder with a monthly unaudited balance sheet, profit and loss statement and statement of sources and uses of cash ("Financial Statements") within 30 days after each month-end.

                  (b) AUDITED ANNUAL FINANCIAL STATEMENTS. JVC shall provide each Holder with audited Financial Statements within 120 days after each fiscal year end.

                  (c) CBI'S ADDITIONAL INFORMATION RIGHTS. Until the CBI IPO, JVC shall provide CBI with a reconciliation of JVC's annual audited Financial Statements according to U.S. GAAP when JVC delivers its audited Financial Statements. After the CBI IPO, JVC shall continue to provide CBI with monthly unaudited Financial Statements and provide (i) quarterly unaudited Financial Statements within 30 days after the end of each fiscal quarter, and (ii) annual audited Financial Statements within 75 days after the end of each fiscal year, in each case prepared according to U.S. GAAP.

         4.6 JVC BUSINESS PLAN. An English version of the annual Business Plan shall be produced. The Business Plan shall include, without limitation,
(i) promotion strategy and tactics, (ii) sales and marketing plans, (iii) the Annual Budget, and (iv) other items relating to distribution and marketing of CBI Systems and Consumables. CBI shall review and approve the Business Plan on the first quarterly meeting of each fiscal year. The Board shall discuss, update and approve the Business Plan at least once every fiscal year.

         4.7 RIGHT OF INSPECTION. During office hours of JVC, the Holders shall have full access to all properties, books of account, records and the like of JVC with the right to make copies. Any information obtained by the Holders through exercise of this right shall (i) be used by such Holder only for purposes which are consistent with its status as an equity Holder in JVC and not for the pursuit of business interests outside JVC (except to the extent such Holder shall otherwise have rights for access to such information or to the extent used to determine compliance with this Agreement) and (ii) be subject to the confidentiality provisions of Section 11.1.

         4.8 MATTERS REQUIRING APPROVAL OF HOLDERS. The following actions shall not be taken by JVC without prior approval of both Holders. A Holder's approval shall be considered given if one of the directors nominated by that Holder votes at a Board meeting or takes action by written consent in favor of such action.

                  (a) Making any basic change in the general nature or scope of business of JVC, including entering a new line of business.

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                  (b) Amending the Articles of JVC, including, without
limitation, increasing or decreasing the number of authorized Shares of JVC, changing the rights, preferences or privileges of the Shares and increasing or decreasing the authorized number of directors on the Board.

                  (c) Removing the director nominated by the other Holder, unless the director has violated his fiduciary obligations to JVC or has caused JVC to act in a manner intended to harm the other Holder.

                  (d) Dissolving or liquidating JVC before and until CBI exercises the Buyout Option.

                  (e) Issuing any Shares, securities convertible into Shares or debt securities (but excluding Working Capital Loans).

                  (f) Redeeming or canceling Shares.

                  (g) Merging or consolidating JVC with another Person, or selling, leasing, pledging, mortgaging, encumbering or otherwise disposing all or substantially all of the assets of JVC, whether in one transaction or a series of transactions.

                  (h) Establishing a business relationship with any direct competitor of CBI.

                  (i) Allowing a Holder to engage in JVC's field of business that materially competes with JVC and therefore violates Section 7 of this Agreement.

                  (j) Investing in any other Person.

                  (k) Entering into any agreement with any director or shareholder of JVC or an Affiliate of such director or shareholder (except this Agreement and the other agreements contemplated hereby).

                  (l) Changing JVC's executive management or management structure.

                  (m) Declaring dividends.

                  (n) Acquiring assets for consideration in excess of Y31,250,000.

                  (o) Borrowing in excess of Y12,500,000 (except for Working Capital Loans).

                  (p) Approving annual budgets and any business plans.

                  (q) Selling or licensing technology developed by the JVC to third parties, or encumbering such technology.

                  (r) Licensing or sublicensing CBI's technology.

                  (s) Transferring or sublicensing distribution, sale and marketing rights.

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                  (t) Opening a branch office.

                  (u) Approving the sale or assignment of Shares.

                  (v) Terminating this Agreement without following the Termination procedures as set forth in Section 10 of this Agreement.

                  (w) Entering into any material transactions except in the ordinary course of business.

                  (x) Effecting a JVC IPO.

                  (y) Amending, attaching any addendum or addenda to any of the terms of this Agreement.

5.       CBI BUYOUT OPTION.

         5.1 OPTION RIGHT AND EXERCISE PRICE. Until November 30 of each year commencing with November 30, 2001, CBI shall have the right ("Buyout Option") to purchase from SC 1,000 Shares (or such greater number of Shares as is necessary for CBI to hold, after the purchase, 70% of the then outstanding Shares) ("Option Shares"). The Buyout Option shall terminate automatically after November 30, 2004. The aggregate purchase price for the Option Shares shall be Y50,000,000, or if greater than Y50,000,000 the larger of:

                  (a) 8% of JVC's Net Sales during the calendar year ending on the date CBI exercises the Buyout Option, or

                  (b) 40% of JVC's Book Value on December 31 of the year in which CBI exercises the Buyout Option.

         5.2          BUYOUT OPTION PROCEDURES.

                  (a) Before November 15 of each year in which the Buyout Option may be exercised, JVC shall provide CBI JVC's estimated year-end Financial Statements prepared in accordance with Japan GAAP. CBI shall give SC CBI's written notice ("Buyout Notice") as to whether CBI exercises the Buyout Option on or before 9:00 a.m. on November 30, Tokyo time. SC shall elect within 10 days after CBI's Buyout Notice whether to have CBI pay the exercise price in cash or in CBI stock.

                  (b) CBI's exercise of the Buyout Option and its election as to the form of payment shall be irrevocable, except that CBI shall have the right to revoke its exercise, for 10 days after CBI receives JVC's audited Financial Statements for the fiscal year at the end of which CBI exercised the Buyout Option, if such audited Financial Statements show that JVC's Net Sales or Book Value were more than 10% higher or lower than the estimated year-end Financial Statements provided to CBI under Section 5.2(a).

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         5.3 BUYOUT OPTION PAYMENTS. CBI's obligation to pay the Buyout
Option exercise price shall first arise when CBI receives JVC's audited Financial Statements for the fiscal year at the end of which CBI elected to exercise the Buyout Option. If SC has elected to be paid the exercise price in cash, CBI shall pay SC the exercise price within 10 days after CBI receives such audited Financial Statements. If SC elects to be paid the exercise price with CBI stock, the number of shares of CBI Common Stock to be issued shall be determined by dividing the exercise price (i) if the CBI IPO has not yet occurred, the same price per share of the CBI Preferred Stock in the most recent private financing or (ii) if the CBI IPO has occurred, the average of the closing price of CBI Common Stock over the 30-day period ending 3 business days before the exercise of the Buyout Option. Any shares issued shall be pursuant to a "private placement" exemption from the registration requirements of U.S. state and federal securities laws and subject to transfer restrictions and legends on stock certificates to the extent required by such laws and regulations. The transfer of the Option Shares, and the transfer of the cash or stock to be paid by CBI, will occur at CBI's office. At that closing, SC will deliver to CBI a certificate representing the Option Shares in the name of CBI and registered by JVC, and CBI shall deliver to SC payment by check or wire transfer of immediately available funds if the exercise price is being paid in cash, or a certificate representing the shares of CBI Common Stock to be delivered in the name of SC. SC will deliver a written statement to CBI that the Option Shares are free of all liens and other encumbrances, and if CBI is delivering CBI Common Stock, CBI will deliver to SC a written statement that the shares of CBI Common Stock are free of all liens and other encumbrances (other than restrictions on transfer under applicable law).

6.       PERMITTED TRANSFERS; RIGHT OF FIRST REFUSAL

         6.1 RESTRICTIONS. CBI and SC agree to hold their respective JVC Interest from the Effective Date to CBI's exercise of the Buyout Option, subject to this Section 6. CBI and SC further agree not to transfer, sell, assign, hypothecate or in any way alienate any of such Holder's Shares or any right or interest therein except as provided below:

                  (a) Before the CBI Buyout Option is exercised pursuant to
Section 5, neither Holder shall be permitted to so transfer its Shares without the prior written consent of the other Holder.

                  (b) After the CBI Buyout Option is exercised pursuant to
Section 5, either Holder may transfer such Holder's Shares; provided that the non-offering Holder shall have the right to purchase all (but not less than all) of the Shares offered by the offering Holder ("Right of First Refusal"), which right shall be exercisable by written notice ("Right of First Refusal Notice") to the offering Holder not later than the expiration of 30 days after delivery of the offering Holder's written notice of intention to sell. The price and terms for the non-offering Holder shall be the price and terms stated in the offering Holder's Right of First Refusal Notice.

                  (c) If the non-offering Holder does not exercise its Right of First Refusal on the offered Shares within such 30-day period in Section 6.1(b) above, the offering Holder may within 60 days after expiration of such Right of First Refusal, sell or transfer its Shares to a transferee or transferees named in the Right of First Refusal Notice; provided that (i) such sale or transfer is not at a lower price or on terms more favorable to the transferee or transferees than those specified in the Right of First Refusal Notice;
(ii) prior to such sale or transfer, such transferee or transferees agree in writing to become bound by all obligations of the transferor under this Agreement; and (iii) any such sale or transfer shall not serve to excuse or terminate any of the obligations of the transferor either hereunder or under a related agreement to which the transferor is a party if such related agreement does not provide for such excuse or termination upon such transfer.

                  (d) The restrictions and other provisions of this Section 6 shall apply to any Shares acquired by a Holder.

                  (e) The instruments representing the Shares shall bear a legend stating that such Shares are not transferable without the Board's prior written approval. SC and CBI agree to cause the Board not to consent to any transfer of any Shares made other than in accordance with this Section 6.

         6.2 PREEMPTIVE RIGHTS. Except for the Shares subscribed under
Section 2.3 by the Holders, CBI and SC shall have preemptive rights to purchase newly issued Shares pursuant to the applicable provisions of the Japanese Commercial Code to subscribe for any Shares to be newly issued by JVC to a Person or Persons other than CBI or SC so that CBI and SC shall retain their respective Pro Rata Share in JVC ("Preemptive Rights"). As required by Section 280.5 of the Japanese Commercial Code, JVC shall (i) inform each Holder that JVC intends to issue new and additional Shares, (ii) provide notice to each Holder individually that that Holders may exercise their preemptive rights to the new issue ("Preemptive Rights Notice"), (iii) each Preemptive Rights Notice shall give the exact date on which Holders' preemptive rights will expire (JVC may select any date of expiration as along as JVC provides notice of that date to the Holders), (iv) the Preemptive Rights Notice shall be given to each Holder at least two weeks before the expiration date of preemptive rights. If necessary for the purpose of this
Section 6.2, the Holders agree to vote their Shares, and shall cause their Board nominees to vote, in favor of an increase in capital or the number of authorized Shares.

7.       NONCOMPETITION

         7.1 COMPETITION IN DISTRIBUTION OF PRODUCTS. SC agrees that as long as SC holds a JVC Interest, SC shall not engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as a shareholder in any corporation or joint stock association, in any entity that sells, resells, or distributes any products in the life sciences research market that materially competes with the sale of CBI's Products (as defined in Section 1 of the Distribution and Marketing Agreement attached in EXHIBIT B). This Section 7.1 shall not apply to substitutable or similar products already being sold, resold or distributed by SC before the Effective Date of this Agreement.

         7.2 RESEARCH USING CBI PRODUCTS FOR THIRD PARTIES. SC and its Affiliates shall not use any of CBI's Products to conduct research and/or development on behalf of any third party. JVC and its Affiliates shall not use any of CBI's Products to conduct research and/or development on behalf of any third party.

         7.3 OWNERSHIP OF INVENTIONS. Title to all inventions and all other intellectual property derived from and relating to the use of CBI's Products made solely by JVC employees or its agents or jointly by employees or the agents of JVC and SC shall be owned by CBI.

         7.4 APPLICATIONS FOR RIGHTS. During the term of this Agreement, neither SC nor its Affiliates and the JVC nor its Affiliates shall file any patent, copyright or other similar applications with respect to any intellectual property derived from or related to any of the Products (or modifications thereof) or products which may compete herewith. If new knowledge or experience is gained from the use of the Products, such knowledge or experience shall be fully disclosed to CBI at the time of discovery of the knowledge or experience. JVC shall grant CBI a non-exclusive, royalty-free license with respect to improved or applied inventions by the JVC derived from or related to any of the Products.

         7.5 ASSIGNMENT OF RIGHTS. JVC hereby assigns to CBI all of its rights, title and interest it may otherwise hold (i) from the use of the Products or modifications thereof, (ii) from any patent, copyright or other similar applications with respect to any intellectual property derived from or related to any of the Products or modifications thereof, or (iii) from any other intellectual property rights relating to the Products or modifications thereof. JVC shall, at the request of CBI, execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment or transfer, and take or cause to be taken all such actions CBI reasonably deems necessary or desirable in order for CBI to obtain the full benefits of the assignment herein.

         7.6 INVALIDITY. If any provision contained in this Section 7 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality of unenforceability shall not affect any other provisions of this Section or this Agreement, but this Section and Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of CBI, SC and JVC that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 7 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

8.       REPRESENTATIONS

         8.1 CBI. CBI represents and warrants as follows to SC as of the date of this Agreement and the date of the Closing:

                  (a) ORGANIZATION AND GOOD STANDING OF CBI. CBI is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to engage in the business CBI is presently engaged in and to enter into this Agreement and to perform its obligations hereunder.

                  (b) AUTHORIZATION. All corporate action on the part of CBI and CBI's officers and directors necessary for the authorization, execution, delivery and performance of this Agreement, the Distribution and Marketing Agreement, and the Representative Directors Agreement has been taken. Each of this Agreement and other agreements constitutes a valid, legally binding and enforceable obligation of CBI.

                  (c) GOVERNMENT AND OTHER CONSENTS. Except for those governmental consents or approvals contemplated by this Agreement, no consent, authorization, license, permit, registration or approval of any governmental or public body or authority is required in connection with CBI's execution and delivery of this Agreement by CBI or with the performance by CBI of its respective obligations hereunder.

                  (d) EFFECT OF AGREEMENT. CBI's execution and delivery of this Agreement, performance of CBI's obligations hereunder and CBI's consummation of the transactions contemplated hereby will not, (i) to CBI's knowledge, violate any provision of any law, statute, rule or regulation to which CBI is subject; (ii) violate any judgment, order, writ, injunction or decree of any court applicable to CBI; (iii) to CBI's knowledge, have any effect on the compliance of CBI with any laws, statutes, rules, regulations, orders, decrees, licenses, permits or authorizations which would materially and adversely affect CBI; (iv) to CBI's knowledge, result in the breach of, or be in conflict with, any term, covenant, condition or provision of, or affect the validity, enforceability and subsistence of any agreement, lease or other commitment to which CBI is a party and which would materially and adversely affect CBI; or (v) to CBI's knowledge, result in the creation or imposition of any lien, pledge, mortgage, claim, charge, or encumbrance upon any assets of CBI.

                  (e) BROKERS, FINDERS. CBI has not retained any person to act on CBI's behalf, nor has any person contended that such person was so retained, to assist CBI as CBI's broker, finder or agent in connection with this joint venture.

                  (f) DISCLOSURE. No representation or warranty by CBI contained in this Agreement and no writing, certificate, exhibit, list or other instrument required to be furnished pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements and information contained therein not misleading.

         8.2 SC. SC represents and warrants to CBI as follows as of the date of this Agreement and the date of the Closing:

                  (a) ORGANIZATION AND GOOD STANDING OF SC. SC is a corporation duly organized, validly existing and in good standing under the laws of Japan and has the corporate power and authority to engage in the business SC is presently engaged in and to enter into this Agreement and to perform its obligations hereunder.

                  (b) AUTHORIZATION. All corporate action on the part of SC and its officers and directors necessary for the authorization, execution, delivery and performance of this Agreement, Distribution and Marketing Agreement, and the Representative Directors Agreement has been taken.

Each of these Agreements and other agreements constitutes a valid, legally binding and enforceable obligation of SC.

                  (c) GOVERNMENT AND OTHER CONSENTS. Except as to those government consents or approvals contemplated by this Agreement, no consent, authorization, license, permit, registration or approval of governmental or public body or authority is required in connection with execution and delivery of this Agreement by SC or with the performance by SC of any of its respective obligations hereunder.

                  (d) EFFECT OF AGREEMENT. SC's execution and delivery of this Agreement, performance of its obligations hereunder and SC's consummation of the transactions contemplated hereby will not, (i) to SC's knowledge, violate any provision of any law, statute, rule or regulation to which SC is subject; (ii) violate any judgment, order, writ, injunction or decree of any court applicable to SC; (iii) to SC's knowledge, have any effect on the compliance of SC with any laws, statutes, rules, regulations, orders, decrees, licenses, permits or authorizations which would materially and adversely affect SC; (iv) to SC's knowledge, result in the breach of, or be in conflict with, any term, covenant, condition or provision of, or affect the validity, enforceability and subsistence of any agreement, lease or other commitment to which SC is a party and which would materially and adversely affect SC; or (v) to SC's knowledge, result in the creation or imposition of any lien, pledge, mortgage, claim, charge, or encumbrance upon any assets of SC.

                  (e) BROKERS, FINDERS. SC has not retained any person to act on SC's behalf, nor has any person contended that such person was so retained, to assist SC as SC's broker, finder or agent in connection with this joint venture.

                  (f) DISCLOSURE. No representation or warranty by SC contained in this Agreement and no writing, certificate, exhibit, list or other instrument required to be furnished pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements and information contained therein not misleading.

9.       CONDITIONS TO CLOSING

         9.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SC. The obligations of SC to purchase Shares under this Agreement are subject to satisfaction of each of the following conditions at the Closing (unless waived by SC):

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CBI contained in Section 5.1 shall be correct as of the Closing, and CBI shall have delivered to SC a certificate of CBI, dated as of the Closing Date, to this effect.

                  (b) COVENANTS. CBI shall have performed all covenants to be performed by CBI under this Agreement and before the Closing, and CBI shall have delivered to SC a certificate of CBI, dated as of the Closing Date, to this effect.

                  (c) THIRD PARTY NOTIFICATIONS AND CONSENTS. Any government notifications and consents required to be made or obtained prior to the Closing shall have been made or obtained before the closing, and all required waiting periods shall have expired.

                  (d) NO SUITS, PROCEEDINGS. No suit, action, investigation, inquiry or proceeding by any person or by any governmental body, or other legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                  (e) AGREEMENTS. The Distribution and Marketing Agreement as attached in EXHIBIT B and Representative Director Agreement as attached in EXHIBIT C have been executed.

         9.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CBI. The obligations of CBI under this Agreement and to purchase Shares at the Closing are subject to satisfaction of the following conditions at the Closing (unless waived by CBI):

                  (a) REPRESENTATIONS AND WARRANTIES. The representation and warranties of SC contained in Section 5.2 of this Agreement shall be true and correct as of the Closing, and SC shall have delivered to CBI a certificate of SC, dated as of the Closing Date, to this effect.

                  (b) COVENANTS. SC shall have performed all covenants to be performed by SC under this Agreement and before the Closing, and SC shall have delivered to CBI a certificate of SC, dated as of the Closing Date, to this effect.

                  (c) THIRD PARTY NOTIFICATIONS AND CONSENTS. Any government notifications and consents required to be made or obtained before the Closing shall have been made or obtained before the Closing, and all required waiting periods shall have expired.

                  (d) NO SUITS, PROCEEDINGS. No suit, action, investigation, inquiry or proceeding by any person or by any governmental body, or other legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                  (e) AGREEMENTS. The Distribution and Marketing Agreement as attached in EXHIBIT B and Representative Director Agreement as attached in EXHIBIT C have been executed.

         9.3 TIME AND PLACE OF CLOSING. The Closing shall occur upon the execution of this Agreement by the Holders on December __, 1998 in Tokyo, Japan, or at such time and place as CBI and SC may mutually agree.

         9.4 POST-CLOSING EVENTS.

                  (a) SC shall file the application for registration of incorporation of JVC with the corporate registry office in the administrative district where the head office of JVC is to be located.

                  (b) SC shall provide CBI with a reasonably itemized listing of the out-of-pocket costs SC incurred in incorporating JVC and causing its initial share issuances, which shall be reimbursed by the JVC within 30 days after the application for registration of incorporation is approved.

                  (c) As soon as practicable after Closing, JVC shall issue to CBI certificates evidencing the Shares purchased pursuant to Section 2.3 and record issuances of JVC Shares in JVC's shareholders register.

                  (d) Each Holder shall vote all Shares and voting Shares held by the Holder to effect the provisions of this Agreement.

                  (e) JVC and CBI shall execute and deliver to each other the Distribution and Marketing Agreement.

10.      TERM AND TERMINATION

         10.1 TERM. This Agreement shall continue in full force and effect until terminated as provided herein under this Section 10.

         10.2 GROUNDS FOR TERMINATION. This Agreement may terminate only

                  (a) 10 years after the Effective Date of this Agreement; or

                  (b) at such time as only one Holder remains subject to this Agreement; or

                  (c) the Closing does not occur by December 31, 1998.

         The respective obligations of CBI, SC and JVC pursuant to Sections 6, 7, 10, 11.1 and 11.15 shall survive a termination for any reason.

         10.3         TERMINATION UPON BANKRUPTCY OR INSOLVENCY OF A HOLDER.

                  (a) RIGHT TO TERMINATE. A Holder shall have the right to notify the other Holder that this Agreement has terminated if any of the following events occurs with respect to the other Holder after CBI exercises its Buyout Option:

                           (i) Appointment of a custodian for all or
substantially all of the property of the other Holder.

                           (ii) The determination by a court or tribunal of
competent jurisdiction that the other Holder is insolvent.

                           (iii) The filing of a petition for liquidation
(and not for reorganization) in bankruptcy by the majority shareholder on its own behalf or the filing of any such petition against the majority if the proceeding is not dismissed or withdrawn within 60 days thereafter. The majority shareholder shall not file for liquidation of the JVC without the minority shareholder's consent.

                           (iv) An assignment of all or substantially all
assets by the other Holder for the benefit of its creditors.

                           (v) The dissolution or liquidation of the other
Holder other than in consequence of a merger, amalgamation or other corporate reorganization to which it is a party.

                  (b) NOTICE OF EVENT. If a Holder suffers any such event, that Holder shall immediately notify the other Holder and JVC of the occurrence of such event.

                  (c) RIGHT TO PURCHASE. After notice of termination, the Holders shall consult in good faith for 60 days concerning the disposition of their respective interests in JVC and the future operations of JVC. If the Holders do not sign a written agreement regarding such matters during such 60 days, then the Holder who gave notice of termination shall have the exclusive option to purchase the JVC Interest of the other Holder.

                  10.4 Termination Upon Bankruptcy or Insolvency of JVC.

                  (a) RIGHT TO TERMINATE. If any of the following events ("Liquidating Event") occurs to the JVC after CBI exercises its Buyout Option and such event is not cured within 60 days following the event, the Holder of majority Shares shall have the right to terminate this Agreement with the consent of the Holder of minority Shares:

                           (i) JVC becomes insolvent or unable to pay any or
all of its debts as they mature or ceases to pay any or all of its debts as they mature in the ordinary course of business.

                           (ii) Any application or petition is submitted, by
or for JVC, for commencement of proceedings of bankruptcy, composition or other similar proceedings under the applicable law.

                  (b) RIGHT TO DISSOLVE. After the occurrence of a Liquidating Event, the Holders shall consult in good faith for 60 days concerning the disposition of their respective interests in JVC and the future operations of JVC. If the Holders do not sign a written agreement regarding such matters during such 60-day period, then CBI shall have the option to cause liquidation or dissolution of JVC.

                  (c)  Right to Purchase or Sell

         If CBI decides to liquidate or dissolve the JVC after satisfying Sections 10.4(a) and 10.4(b) above, CBI shall give notice to SC ("Liquidation Notice"), and the following procedure shall apply:

                  (i) SC shall provide irrevocable notice to CBI within 30 days after Liquidation Notice that SC desires to have the Fair Market Value ("FMV") of its JVC Shares determined pursuant to Section 10.8;

                  (ii) determination of FMV shall assume that JVC continues to operate so that JVC's liquidation or dissolution does not give effect to any decrease in FMV of JVC Shares;

                  (iii) within 5 days after FMV of JVC Shares is determined, SC shall give irrevocable notice whether to buy or sell its JVC Shares ("Buy-Sell Notice");

                  (iv) the closing of the purchase or sale of SC's Shares shall occur within 30 days after SC gives the Buy-Sell Notice, and payment shall be made in cash;

                  (v) during the procedure in this Section 10.4(c), CBI or JVC shall not take any action to cause the liquidation or dissolution of JVC.

         10.5         TERMINATION UPON MATERIAL BREACH.

                  (a) RIGHT TO TERMINATE. A Holder shall have the right to notify the other Holder and JVC that this Agreement has terminated if the other Holder commits a Material Breach (as defined below) of this Agreement.

                  (b) DEFINITION OF MATERIAL BREACH. The commission of any of the following acts by a Holder, which is not cured within 60 days following notice thereof to the breaching Holder by the other Holder or JVC, shall constitute a Material Breach of this Agreement by such Holder:

                           (i) As to SC (or its Affiliates, if applicable)
the material failure by SC, or such Affiliates, to fully comply with its obligations under this Agreement.

                           (ii) As to CBI (or its Affiliates, if applicable)
the material failure by CBI, or such Affiliates, to fully comply with its obligations under this Agreement.

                  (c) RIGHT TO PURCHASE OR TO SELL. After notice of termination, the Holders shall consult in good faith for 60 days concerning the disposition of their respective interests in JVC and the future operations of JVC. If the Holders do not resolve such matters in writing within such 60 days, and SC is the breaching Holder, then for an additional 60 days CBI shall have an exclusive option to purchase SC's JVC Interest pursuant to Section 10.8, provided that CBI may offset against the purchase price for SC's JVC Interest the amount of damages sustained by JVC and CBI as a result of such Material Breach. If the Holders do not resolve such matters in writing within such 60 days, and CBI is the breaching Holder, then for an additional 60 days SC shall have the exclusive option to purchase CBI's JVC Interest pursuant to Section 10.8, provided that SC may offset against the purchase price for CBI's JVC Interest the amount of damages sustained by JVC and SC as a result of such Material Breach.

                  (d) REMEDIES NOT AFFECTED. The foregoing shall not limit the ability of JVC or any Holder to seek such legal and equitable remedies (including damages not fully offset by the reduction in purchase price) related to a Material Breach by a Holder or the failure of a Holder to perform any other duty or obligation.

         10.6 TERMINATION UPON GOVERNMENTAL ALTERATION OR MODIFICATION.

                  (a) RIGHT TO OBJECT. If at any time any government or agency having jurisdiction over JVC, CBI, or SC should require, directly or indirectly, any alteration or modification of any term or condition of this Agreement, the Distribution and Marketing Agreement, or of the performance by the Holders under such agreements in a manner which has a material adverse effect on any Holder or on the operations or financial condition or prospects of JVC, then the Holder which suffers from such alteration or modification shall have the right to notify the other Holder of its objection to such alteration or modification.

                  (b) RIGHT TO TERMINATE. If a Holder gives such a notice, then (i) the Holders shall negotiate in good faith a mutually satisfactory resolution of such objection for 60 days; (ii) if no resolution results, the President of CBI and the President of SC shall meet personally and negotiate in good faith to resolve such objection within 60 days after the initial 60 day period. If such mutual consultation does not resolve such objection, then the suffering Holder shall have the right to notify the other Holders and the JVC that this Agreement has terminated and to cause dissolution of JVC. Upon such dissolution each Holder and JVC shall take all actions (including voting of the Shares) required to dissolve and liquidate JVC in accordance with applicable laws and regulations.

                  (c) LIMITED LIABILITY. The Holder which terminates this Agreement shall not incur any liability to the other Holders or to the JVC for any alleged default in the performance of this Agreement arising from the exercise of its termination rights under this Section 10.6.

         10.7 CONTINUED RIGHT TO PURCHASE. If a Holder terminates this Agreement pursuant to this Section 10, but does not have the necessary number of Shares to cause liquidation or dissolution of JVC and does not purchase the other Holder's entire JVC Interest, then the Shares held by the other Holder shall continue to be subject to any right of purchase held by the Holder which terminated this Agreement.

         10.8         PURCHASE PROCEDURES.

                  (a) The purchase price for the Shares to be sold pursuant to this Section 10 shall be the "Fair Market Value" of such Shares.

                  (b) "Fair Market Value" per share shall be determined as follows:

                           (i) If the Shares are publicly traded on a
national securities exchange or the Japanese OTC market, the value shall be deemed to be the average of the closing prices of the Shares on such exchange or market, as the case may be, over the 30-day period ending 3 business days prior to the closing of the purchase of the Shares.

                           (ii) If there is no active public market for the
Shares, the value shall be the fair market value thereof as determined by good faith negotiation between the selling Holder or Holders ("Seller") and the purchasing Holder or Holders ("Purchaser"). If such negotiation fails to determine the fair market value within 90 days after the date of the notice of termination, the fair market value shall be determined as follows:

                                    (1) Seller and Purchaser shall each
retain at its expense an investment bank expert in the life sciences research market. If Seller or Purchaser does not select an investment bank within 30 days after the end of the 90-day good faith negotiation period referred to in subsection (ii) above, such Holder or Holders shall not be entitled to retain an investment bank and shall present whatever materials it has available by the deadline regarding the valuation of JVC.

                                    (2) Subject to execution of customary
confidentiality agreements by the investment banks, JVC shall provide or cause to be provided to each investment bank all material information, including any material changes in such information, reasonably necessary to value JVC or reasonably requested by the investment banks.

                                    (3) During the 60-day period after both
Seller and Purchaser have selected an investment bank, or the end of the 30-day period in Section 10.8(b)(ii)(1) above if Seller and/or Purchaser does not select an investment bank (the "Negotiation Period"), Seller, Purchaser and their respective investment banks shall meet on at least two occasions to present their respective views on valuation and shall negotiate in good faith to reach a written agreement on the fair market value.

                                    (4) If the fair market value has not been
agreed to in writing by the end of the Negotiation Period, Seller and Purchaser shall each submit a final valuation proposal with a supporting analysis to the other Holder or Holders and to the "Arbitrator" within 10 days after the end of the Negotiation Period. The "Arbitrator" shall be a Person with expertise in valuing companies in the life sciences research market, shall not have a material business relationship with CBI, SC or JVC and shall be reasonably acceptable to both Seller and Purchaser.

                                    (5) If Seller or Purchaser does not
submit in a timely manner a final valuation proposal, then the valuation proposal of the other Holder or Holders shall be used to establish the fair market value. If the final proposals differ by less than 15%, then the average of the proposals shall be the fair market value. If the final proposals differ by 15% or more, then the Arbitrator shall choose one or the other proposal. The Arbitrator's determination shall be final and binding on both Seller and Purchase; provided, however, that the Arbitrator must select one of the final valuation proposals as submitted.

                  (c) Each Holder purchasing Shares under this Section 10.8 shall pay in cash or other immediately available funds the aggregate purchase price for the Shares to be sold to such Holder upon receipt of the certificate or certificates for the Shares to be sold to such Holder.

                  (d) When Holders have the right to purchase their pro rata share of another Holder's Shares pursuant to this Section 10.8 and not all of those Holders exercise their purchase right, the Holders exercising their purchase right shall also have the right to purchase the pro rata share of the Shares of the Holders not exercising their purchase right (the "Remaining Shares"). If more than one Holder elects to exercise its purchase right as to the Remaining Shares, each Holder who wishes to purchase the Remaining Shares shall be entitled to purchase that portion of the Remaining Shares as the total number of Shares then owned by such Holder bears to the total number of Shares then owned by all Holders who wish to purchase the Remaining Shares.

         10.9 CONTINUATION OF BUSINESS. During any period in which a Holder has the right to purchase or is purchasing the JVC Interest of the other Holder pursuant to this Section 10:

                  (a) JVC shall continue its business in the ordinary course. CBI, SC and JVC shall use their best efforts to maintain and preserve the business of JVC pending the consummation of such purchase.

                  (b) Unless the Holders otherwise agree in writing, no other agreement between the Holders, between any two of the Parties or among the Parties, and other related agreements shall be amended or terminated.

                  (c) The Holders shall negotiate in good faith an agreement providing that employees of such selling Holder working full-time for JVC shall be made available full-time to JVC for such period as is reasonably required up to 6 months to effect an orderly transition to sole ownership by one Holder, and each Holder shall use its best efforts to make all such employees available on this basis.

                  (d) If CBI purchases SC's JVC Interest, then until one year after the purchase has been completed SC shall not assign to its employees who have worked at JVC, or to any employees of JVC who become employees of SC, responsibilities which relate to the development, distribution or marketing of products competitive with the Products (as defined in Section 1 of the Distribution and Marketing Agreement attached in EXHIBIT B) distributed by JVC or which JVC was preparing to distribute, at the time of the purchase.

11.      GENERAL PROVISIONS

         11.1 CONFIDENTIALITY.

                  (a) Each Party to this Agreement acknowledges and agrees that certain information it receives from any of the other Parties constitutes the confidential and proprietary trade secrets of the disclosing Party, and that the receiving Party's protection thereof is essential to this Agreement and a condition of the receiving Party's use and possession thereof. Each Party shall retain in strict confidence any and all such confidential and proprietary information marked by the disclosing Party as confidential (collectively, "Confidential Information") and use such Confidential Information only as expressly authorized by the Holders. A Party will under no circumstances distribute or in any way disseminate Confidential Information to third parties without the prior written permission of the Holders.

                  (b) Notwithstanding the above, the receiving Party shall have no liability to the disclosing Party with regard to Confidential Information which:

                           (i) was generally known and available in the
public domain at the time it was disclosed or becomes generally known and available in the public domain through no fault of the receiving Party;

                           (ii) was known to the receiving Party at the time
of disclosure as shown by the files of the receiving Holder in existence at the time of disclosure;

                           (iii) is disclosed with the prior written approval
of the disclosing Party;

                           (iv) was independently developed by the receiving
Party (or by its employees or agents who have not been exposed to such Confidential Information) without any use of Confidential Information or use of CBI Products;

                           (v) becomes known to the receiving Party from a
source other than the disclosing Party without breach of this Agreement or the Distribution and Marketing Agreement attached in EXHIBIT B by the receiving Party and otherwise not in violation of the disclosing Party's rights; or

                           (vi) is disclosed pursuant to the order or
requirement of a court, administrative agency, or other governmental body; provided, that the receiving Party shall provide prompt, advanced notice thereof to enable the disclosing Party to seek a protective order or otherwise prevent such disclosure.

                  (c) Each Party will enter into a confidentiality agreement similar to CBI's form confidentiality agreement with each employee who is given access to the Confidential Information of any of the Parties which incorporates the protections and restrictions substantially as set forth herein.

                  (d) Each Party agrees to notify the other Holders in the event of any breach of its security under conditions in which it would appear that Confidential Information was prejudiced or exposed to loss. Each Party shall, upon request of the disclosing Party, take all other reasonable steps necessary to recover any compromised Confidential Information disclosed to or placed in its possession by virtue of this Agreement. The cost of taking such steps shall be borne solely by the receiving Party.

                  (e) Each Party acknowledges that any breach of any of its obligations under this Section 11.1 is likely to cause or threaten irreparable harm to the other Parties, and accordingly, each Party agrees that in such event the disclosing Party shall be entitled to equitable relief to protect its interests, including but not limited to preliminary and permanent injunctive relief, as well as money damages.

         11.2 ARBITRATION; FORUM.

                  (a) ARBITRATION. All other disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be resolved by one arbitrator under the Rules of International Chamber of Commerce which rules are hereby incorporated by reference into this Section 11.2. The place of arbitration shall be Honolulu, Hawaii. The language to be used in the arbitration proceedings shall be English. The arbitrator may be of any nationality, but must have knowledge of the life sciences research market in Japan and in the United States. The arbitral award shall be rendered in writing and state the reasons for the award. Judgment on any award may be entered by any court of competent jurisdiction or application may be made to such a court for judicial acceptance of the award and any appropriate order including enforcement.

                  (b) EXPENSES OF LITIGATION. In case of litigation arising out of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and expenses from either of the other Parties. In case of arbitration between Holders, the arbitrators shall award reasonable attorneys' fees and expenses to either Holder in such manner and to such extent as the arbitrators deem equitable.

                  (c) OTHER RELIEF. Notwithstanding the foregoing, the Holders may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this section, and without any abridgement of the powers of the arbitrator.

         11.3 FORCE MAJEURE. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, regulations, ordinance, demand or requirement of any government agency, or any other act or condition beyond the reasonable control of the Parties to this Agreement, any Party so affected upon giving prompt notice to the other Parties shall be excused from such performance during such prevention, restriction or interference.

         11.4 LAW TO GOVERN. This Agreement shall be governed by the laws of Japan.

         11.5 PUBLICITY. Prior to issuing any reports, statements, press releases or other disclosures to third parties regarding this Agreement or the transactions contemplated herein, the Holders shall exchange copies of such documents and shall consult with each other Holder regarding their content. Except as otherwise required by law, neither Holder nor the JVC shall issue any such disclosure without the prior approval of the Holders.

         11.6 NOTICES AND OTHER COMMUNICATIONS. Every notice by any of the Parties herein shall be in writing and delivered either by personal delivery, or by Express Mail or any similar overnight courier service, or by registered or certified mail, postage prepaid, or by fax or e-mail, addressed to the Party for whom intended at its address set forth above, or at such other address as the intended recipient previously shall have designated by written notice to the other Party. All notices delivered in person shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery. All notices delivered by Express Mail or any other similar overnight courier service shall be effective upon receipt. All notices delivered by registered or certified mail, or by fax or e-mail, shall be effective upon receipt.

         11.7 COUNTERPARTS. This Agreement may be executed in any number of English language counterparts or duplicate originals, and each such counterpart or duplicate original shall constitute an original instrument, but all such separate counterparts or duplicate originals shall constitute one and the same instrument.

         11.8 WRITTEN AGREEMENT TO GOVERN. This Agreement sets forth the entire understanding and supersede all prior and contemporaneous agreements and discussions between the Holders relating to the specific subject matter contained herein or therein, and neither Holder shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in or contemplated herein or therein or as subsequently shall be set forth in writing and executed by a duly authorized representative or agent of the Holder to be bound thereby.

         11.9 NO WAIVER OF RIGHTS. All waivers hereunder must be made in writing, and failure at any time to require any Party's performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. No waiver of any breach of any provision of this Agreement shall be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of such provision.

         11.10 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement should be prohibited or invalid under applicable law, (including, without limitation, objections by the Japanese Fair Trade Commission) such provisions shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. In such event, the Holders agree to negotiate, in good faith, a valid, legal and enforceable substitute provision which most nearly effects the Holders' intent in entering into this Agreement.

         11.11 SUBJECT HEADINGS. The subject headings of the Sections of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretations of any of its provisions.

         11.12 FURTHER ASSURANCES. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

         11.13 EXPENSES AND FINDER'S FEES. The Holders shall each bear their own costs and expenses (including attorneys' fees) incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby. Each Holder shall indemnify the other Holder against any claim for brokerage or finder's fees arising out of the transactions contemplated herein by any person claiming to have been engaged by the indemnifying Holder based upon any action or communication, or any alleged action or communication, by the indemnifying Holder or any of its officers or employees. Pursuant to Section 9.4(b), JVC shall bear the costs of incorporation and issuance of the initial Shares.

         11.14 RELATIONSHIP AMONG PARTIES. Each of CBI, SC and JVC will in all matters relating to this Agreement be and act as an independent contractor. None of the Parties will represent that it has any authority to assume or create any obligation, express or implied, on behalf of any of the other Parties, or to represent any of the other Parties as agent, employee, or in any other capacity.

         11.15 CONFIDENTIALITY OF AGREEMENT. The Parties shall hold in confidence and not disclose to any third party, without the prior written consent of both Holders, the terms and conditions of the Agreement, provided that each Party may disclose the terms and conditions of this Agreement

                  (a) as required by any court or other governmental body;

                  (b) as otherwise required by law;

                  (c) to legal counsel of each of the Parties;

                  (d) in confidence, to accountants, banks and financing sources and their advisors;

                  (e) in connection with the enforcement of this Agreement or rights under this Agreement; or

                  (f) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

       11.16 LANGUAGE. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon all Parties hereto. All communications and notices to be made or given between Holders pursuant to this Agreement shall be in the English language.

       11.17 ASSIGNMENT. This Agreement shall inure to benefit of, and shall be binding upon, the Parties and their respective successors and assigns. No Party may assign or delegate this Agreement or any of its rights or duties under this Agreement without the prior written consent of both Holders except as expressly set forth herein or to a Person or entity into which it has merged or which has otherwise succeeded to all or substantially all of the business and assets of the assignor ("Successor"), and which has assumed in writing or by operation of law the assignor's obligations under this Agreement.

       11.18          FOREIGN CORRUPT PRACTICES ACT.

                  (a) All of the Parties to this Agreement acknowledge that the laws, rules, regulations and decrees of the various jurisdictions in which JVC conducts its business, and of the United States of America, shall apply to the actions of JVC. The Parties recognize that the United States Foreign Corrupt Practices Act of 1977 (the "Act") may be applicable to JVC's activities. The Parties recognize that the Act prohibits the payment or giving of anything of value either directly or indirectly to a government official for the purpose of influencing an act or decision in his or her official capacity, or for the purpose of inducing him to use his influence with his government to assist a company in obtaining or retaining business for or with, or directing business to, any Person.

                  (b) The Parties represent and warrant that they are familiar with the Act and its purposes, and that none of the Parties nor their owners, officers, directors, partners, principals, employees, staff members, or agents are officials, officers or representatives of any government or political party or candidates for political office. The Parties shall ensure that no part of JVC's capital or other funds will be accepted or used by JVC for any purpose, nor will it take any action, which would constitute a violation of any law of the various jurisdictions in which it conducts business or of the United States of America, including the Act.

                  (c) Should any of the Parties ever receive, directly or indirectly, a request which any of them believes will or might constitute a violation of the Act, it shall immediately notify CBI.

         IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of CBI and SC as applicable.

CIPHERGEN BIOSYSTEMS, INC. ("CBI")            SUMITOMO CORPORATION ("SC")

By:                                           By:
   ----------------------------------            -------------------------------

Title:                                        Title:
      -------------------------------               ----------------------------

Dated                                         Dated:
      -------------------------------               ----------------------------


JVC agrees to be bound by all provisions of this Agreement applicable to it.

CIPHERGEN BIOSYSTEMS K.K. ("JVC")

By:
   ----------------------------------

Title:
      -------------------------------

Dated
      -------------------------------